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PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated October 7, 1999)                 Registration No. 333-84947

                             Transmedia Network Inc.

                          4,152,000 Subscription Rights

                  4,152,000 Shares of Series A Preferred Stock

                        4,152,000 Shares of Common Stock

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This Prospectus Supplement supplements and amends our Prospectus, dated October
7, 1999 (the "Prospectus"), relating to our distribution of non-transferable rights to purchase Series A senior convertible redeemable preferred shares to persons who owned shares of our common stock as of the close of business on the record date, October 6, 1999.

We are distributing this Prospectus Supplement for the sole purpose of extending the period in which you may exercise your rights to subscribe for our Series A preferred shares as follows:

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Expiration time.................................     November 1, 1999, 5:00 p.m., Eastern Standard Time.

Procedure for exercising rights.................     To exercise your rights, you should complete the
                                                     subscription certificate and forward it, along with
                                                     payment in full of the subscription price for the number
                                                     of Series A preferred shares you wish to purchase, to the
                                                     subscription agent for receipt on or prior to the expiration time.  If you plan to mail the subscription certificate, we recommend that you use insured, registered mail.

Method of payment...............................     You may pay for the shares by (1) check or bank draft
                                                     (cashier's check) drawn upon a United States bank or a
                                                     postal, telegraphic or express money order payable to
                                                     "American Stock Transfer & Trust Company", as
                                                     subscription agent or (2) wire transfer of funds to an
                                                     account maintained by the subscription agent for the
                                                     purpose of accepting subscriptions at the Chase
                                                     Manhattan Bank, Account No. 323-062547 (Transmedia
                                                     Network Inc.); ABA No. 021000021.

                                                     The subscription price will be considered to have been
                                                     received by the subscription agent only upon:
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                                                     (1)      clearance of any uncertified check;

                                                     (2)      receipt by the rights agent of any certified
                                                              check or bank draft upon a United States bank
                                                              or of any postal, telegraphic or express money
                                                              order; or

                                                     (3)      receipt of collected funds in the subscription
                                                              agent's account designated above.

                                                     Funds paid by uncertified personal check may take at
                                                     least five business days to clear. Accordingly, if you
                                                     wish to pay by means of an uncertified personal check,
                                                     we urge you to make payment sufficiently in advance of
                                                     November 1, 1999 to ensure that the payment is
                                                     received and clears before that date. We also urge you
                                                     to consider payment by means of certified or
                                                     cashier's check or money order.


Guaranteed Delivery Procedures.......                If you want to exercise your rights, but time will not
                                                     permit your subscription certificate to reach the
                                                     subscription agent on or prior to 5:00 p.m. on November
                                                     1, 1999, you may exercise your rights if you satisfy the
                                                     following Guaranteed Delivery Procedures:

                                                     (1)      You send, and the subscription agent receives, payment in full for each Series A preferred share being purchased through the basic subscription right and the oversubscription privilege, on or prior to
                                                              November 1, 1999;

                                                     (2)      You send, and the subscription agent receives, on or prior to
                                                              November 1, 1999, a Notice of Guaranteed Delivery, substantially in the form provided with the attached instructions, from a member firm of a registered national securities exchange or a member of the
                                                              National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United
                                                              States. The Notice of Guaranteed Delivery must state your name, the number of rights that you hold, the number of Series A preferred shares that you
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                                                              wish to purchase pursuant to the basic subscription right and the number of shares, if any, you wish to purchase pursuant to the oversubscription privilege. The Notice of Guaranteed Delivery must guarantee the delivery of your subscription certificate to the subscription agent within three New York Stock Exchange trading days following the date of the Notice of Guaranteed
                                                              Delivery; and

                                                     (3)      You send, and the subscription agent receives, your properly completed and duly executed subscription certificate, including any required signature guarantees, within three NYSE trading days following the date of your Notice of Guaranteed Delivery.  The Notice of Guaranteed Delivery may be delivered to the subscription agent in the same manner as your subscription certificate at the addresses set forth below, or may be transmitted to the subscription agent by facsimile transmission, to facsimile number (718) 234-5001.
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For more information about the rights offering, you should read the Prospectus in its entirety, including the information appearing under the heading "The
Rights Offering" beginning on page 19. You should read all references to October
22, 1999 in the Prospectus as November 1, 1999.

Our common stock is listed on the New York Stock Exchange under the symbol "TMN." On October 18, 1999, the closing price of the common stock as reported by the NYSE was $2.50.



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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
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This Prospectus Supplement is dated October 19, 1999.


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